Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

ABC BANCORP TO ACQUIRE FIRST NATIONAL BANC, INC.

July 1, 2005

ABC BANCORP (Nasdaq: ABCB), Moultrie, Georgia. ABC Bancorp announced today the signing of a definitive agreement to acquire First National Banc, Inc. First National is headquartered in St. Marys, Georgia and has banking operations in St. Marys and Orange Park, Florida. With assets totaling approximately $255 million at May 31, 2005, First National is the market-share leader in St. Marys and the largest community bank in Orange Park.

Under the terms of the agreement, First National shareholders may elect to receive cash or ABC common stock as consideration with the stock portion limited to 65% of the total consideration. Based on ABC’s closing market price on Thursday, June 30, 2005, the total consideration equaled approximately $34.8 million. ABC expects that the transaction will close during the fourth quarter of 2005 and will be accretive to its 2006 earnings.

The acquisition has been approved by the Board of Directors of each company and is subject to the approval of First National shareholders, receipt of regulatory approval and other customary closing conditions. ABC expects that, at the time of the closing of the transaction, it will merge the St. Marys and Orange Park banks into one of its existing subsidiary banks.

“The opportunity to increase our presence on the Georgia/Florida coast by adding St. Marys and Orange Park is exciting,” said Edwin W. Hortman, Jr., President and Chief Executive Officer of ABC. “This transaction substantially expands our franchise on the coast from Brunswick to Jacksonville to approximately $425 million in total assets and provides our company with the opportunity to begin growing a significant presence in the Jacksonville, Florida market. First National has experienced community bankers that we feel are the cornerstone to establishing ABC as a leading, growth-oriented company in this region.”

Commenting on the merger and future growth plans, Timothy M. O’Keefe, President of First National said, “Our proposed partnership with ABC will create a franchise with nine banking centers between Brunswick and Orange Park staffed with the right people for growth. ABC’s quality reputation and capital strength is what our high growth markets need.”

SunTrust Robinson Humphrey served as financial advisor to ABC Bancorp. First National was represented by Stevens & Company and Allen C. Ewing & Co.

ABC Bancorp is headquartered in Moultrie, Georgia, and has 12 banking subsidiaries with 37 locations in Georgia, Alabama and northern Florida. Its common stock is traded on the Nasdaq National Market under the symbol “ABCB”. First National Banc, Inc. is headquartered in St. Marys, Georgia and has two banking subsidiaries with five locations.

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Except for the historical and present factual information contained herein, the matters set forth in this release, including statements as to the expected date of the closing of the acquisition of First National Banc, Inc. (“FNBI”) by ABC Bancorp (“ABC”), financial and operating results, benefits and synergies of the merger, future opportunities and any other effect, result or aspect of the transaction, and other statements identified by words such as “believes,” “expects,” “projects,” “plans,” “anticipates,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties including, but not limited to, costs, delays and any other difficulties related to the merger, failure of the parties to satisfy closing conditions, risks and effects of legal and administrative proceedings and governmental regulations, future financial and operating results, competition, economic conditions, ability to manage and continue growth and other industry risk factors as detailed from time to time in ABC’s and FNBI’s reports filed with the Securities and Exchange Commission (“SEC”). ABC and FNBI disclaim any responsibility to update these forward-looking statements.

ABC intends to file with the SEC a Registration Statement on Form S-4, which will contain the prospectus of ABC relating to the shares to be issued in the merger and the proxy statement of FNBI relating to its 2005 Annual Meeting of Shareholders, at which the merger agreement will be considered and voted upon by FNBI’s shareholders, as well as other relevant documents concerning the proposed merger. Investors are urged to read the joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the Form S-4 Registration Statement, including the exhibits filed therewith, free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by ABC free of charge by requesting them in writing from ABC Bancorp, 24 2nd Avenue, S.E., Moultrie, Georgia 31768, Attention: Corporate Secretary, or by telephone at (229) 890-1111. You may obtain documents filed with the SEC by FNBI free of charge by requesting them in writing from First National Banc, Inc., 2509 Osborne Road, St. Marys, Georgia 31558.

FNBI and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the merger. Information about such directors and executive officers and their ownership of FNBI common stock will be set forth in FNBI’s Form 10-KSB for the year ended December 31, 2005, which will be incorporated by reference in the Form S-4 Registration Statement to be filed with the SEC and in the joint proxy statement/prospectus to be mailed to FNBI shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

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